MuniYield Arizona Fund, Inc.

File No. 811-7083

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Form 3 on a timely basis:

A Form 3 should have been filed on behalf of Mr. Michael Kalinoski, Vice President and Portfolio Manager to the Issuer, by October 4, 1999; however a late filing was made on March 8, 2001.